Private & Confidential

DATED 7 SEPTEMBER 2010

KONINKLIJKE PHILIPS ELECTRONICS N.V.	(1)
and	
PHILIPS PENSION TRUSTEES LIMITED	(2)

AGREEMENT

for the sale and purchase of shares in
NXP SEMICONDUCTORS N.V.

Wragge&Co

Tel +44 (0)870 903 1000 Fax +44 (0)870 904 1099 mail@wragge.com www.wragge.com

CONTENTS

THIS AGREEMENT is made as a deed on 7 September 2010 **BETWEEN:**

(1) **KONINKLIJKE PHILIPS ELECTRONICS N.V.**, a public company with limited liability (*naamloze vennootschap*) incorporated under the laws of The Netherlands, having its registered office at High Tech Campus 5, 5656 AE Eindhoven, The Netherlands and registered with the Chamber of Commerce under file number 17001910 (the **"Seller"**); and

(2) **PHILIPS PENSION TRUSTEES LIMITED** (registered in England and Wales number 00406330) having its registered office at Philips Centre, Guildford Business Park, Guildford, Surrey, GU2 8XH, United Kingdom (the **"Buyer"**).

IT IS AGREED as follows:

1 Definitions and Interpretation

1.1 In this Agreement, unless the context otherwise requires:

"Accession Form" means a declaration of accession in the agreed form pursuant to which the Buyer declares its accession to the Shareholders' Agreement;

"Actuary" means a person who is a Fellow of the Institute and Faculty of Actuaries;

"Actuarial Assumptions" means the actuarial assumptions and methods used for the purposes of the actuarial valuation of the Pension Scheme as at 31 March 2009 as set out in Appendix A (based on market conditions at the Sufficient Sell-Down Date) of the Statement of Funding Particulars prepared for that valuation (except in relation to (i) demographics where the assumptions used for the purposes of the actuarial valuation as at 31 March 2012 shall apply and (ii) inflation which is to be calculated by reference to CPI or a modified RPI intended to equate to CPI (as applicable) depending on the availability of reliable data at the time of the valuation except where the relevant inflation reference for the revaluation of a category of benefits is RPI in which case RPI shall be used, PROVIDED THAT the Buyer and the Seller may agree different actuarial assumptions as appropriate at the time);

"Adjustment Amount" means the amount (if any), expressed in pounds sterling, by which (i) the Aggregate Year 4 Value exceeds (ii) the Reference Amount;

"Adjustment Date" means the date falling on the fourth anniversary of the Completion Date, or, if such a day is not a business day, on the business day immediately preceding such day;

"Adjustment Notice" means a notice specifying the items referred to in clause 7.7;

"Adjustment Payment Account" means such bank account as the Seller may nominate, the details of which shall be notified to the Buyer pursuant to an Adjustment Notice;

"Adjustment Payment Amount" has the meaning given to it in clause 7.6;

"Adjustment Settlement Date" means the date specified in the final Adjustment Notice issued in accordance with sub-clause 7.7;

"affiliate" means any undertaking in respect of which, directly or indirectly, the relevant party:

(a) has a majority of the shareholders' or members' voting rights;

(b) is a shareholder or member and at the same time has the right to appoint or remove a majority of the members of its board of directors;

(c) is a shareholder or member and alone controls a majority of the shareholders' or members' voting rights pursuant to an agreement entered into with other shareholders or members; or

(d) has the power to exercise, or actually exercises, dominant influence or control.

For these purposes, the relevant party's rights as regards voting, appointment or removal shall include the rights of any other affiliate and those of any person or entity acting in his own name but on behalf of that party or any of its affiliates and for the purposes of this Agreement the Buyer (which term includes, for the purposes of this definition only, any affiliate controlled by and any subsidiary of the Buyer) and the Seller shall not be affiliates of one another;

"Aggregate Year 4 Value" has the meaning given to it in clause 7.1;

"Agreed Documents" means this Agreement and all the agreed form documents referred to in it;

"agreed form" means in a form which has been agreed by the parties and which has been duly executed or initialled for identification by them or on their behalf;

"Agreed Rate" means a rate of 2 per cent. per annum above the sterling base rate from time to time of Barclays Bank PLC;

"this Agreement" means this deed, including all its schedules;

"Applicable Source" means Bloomberg L.P. or any successor service or, in the event that no relevant prices for the relevant shares or securities are quoted therein, such alternative source as the Seller reasonably believes to be equivalent;

"business day" means any day other than a Saturday, Sunday or a day that is a public holiday in any of England and Wales, The Netherlands or the United States of America;

"Buyer's Actuary" means the Actuary or firm of Actuaries appointed by the Buyer for the purposes of this Agreement;

"Buyer's Solicitors means Wragge & Co LLP of 3 Waterhouse Square, 142 Holborn, London EC1N 2SW;

"Calculation Notice" has the meaning given to it in clause 7.2;

"Cash" means cash or any cash equivalent;

"Company" means NXP Semiconductors N.V., details of which are set out in schedule 2;

"Completion" means completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 4 and schedule 4;

"**Completion Date**" means the date of this Agreement;

"**Contracts Act**" means the Contracts (Rights of Third Parties) Act 1999;

"**Disposal**" means any transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, create or permit to subsist any Encumbrance, transfer, lend, or otherwise dispose of any relevant share, security or instrument, or any other transaction (including options or contracts for differences) having equivalent economic effect;

"**Dispute Notice**" means a notice disputing the Aggregate Year 4 Value, served by the Buyer on the Seller in accordance with clause 7.3;

"**enactment**" means any statute or statutory provision (whether of the United Kingdom or elsewhere), subordinate legislation (as defined by section 21(1) Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision;

"**Encumbrance**" means any option, trust, power of sale, title, retention, pre-emption right, right of first refusal, Security Interest or other right, claim or interest, whether legal or equitable, of any third party (or an agreement or commitment to create any of them);

"**Exchange Rate**" means the spot rate quoted in the market data section of the Financial Times for the conversion of the relevant currency into pounds sterling on, unless stated to the contrary in this Agreement, the Adjustment Date;

"**Expert**" has the meaning given to it in clause 7.4;

"**Final Adjustment Amount**" has the meaning given to it in clause 7.9;

"**holding company**" and "**subsidiary**": mean a "holding company" and "subsidiary" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (i) another person (or its nominee), whether by way of security or in connection with the taking of security, or (ii) its nominee;

"**Independent Financial Adviser**" means an independent financial institution of international repute;

"**Initial Purchase Price**" means £300,000,000 (Three Hundred Million Pounds);

"**Nominated Account**" means the Seller's bank account with following details:

Name of bank:	CitiBank
Branch of bank:	London branch
Beneficiary:	Koninklijke Philips Electronics N.V.
Account number:	8020930
IBAN:	GB55CITI18500808020930
Swift:	CITIGB2L

"**Ordinary Shares**" means ordinary shares with a par value of EUR 0.20 each in the capital of the Company;

"**Pension Scheme**" means the Philips Pension Fund (established in the UK);

"**Pre-contractual Statement**" has the meaning given to it in clause 16.1;

"**Press Release**" means a press release in the agreed form;

"**Qualifying Portfolio**" means a collection of cash, shares, securities or instruments comprising the Unlisted Reference Share Percentage of each class or type of Unlisted Reference Share as was comprised in the calculation of the Aggregate Year 4 Value, provided that where any Unlisted Reference Share as was so comprised has been subject to any subsequent event or transaction, the successor share, security or instrument shall be taken into such calculation in place of the preceding share, security or instrument (or such other collection as may be agreed between the Buyer and the Seller);

"**Reference Amount**" means £510,000,000 or such amount as may from time to time be substituted therefor pursuant to the provisions of clause 8;

"**Reference Shares**" means:

(a) 42,715,650 Ordinary Shares or such amount of Ordinary Shares or other securities or instruments as may be substituted therefor, added thereto or derived therefrom pursuant to the provisions of clause 8; and

(b) such Takeover Consideration as comprises Successor Securities (and which does not constitute Cash) or any other instrument of value, regardless of whether such Successor Securities or instruments of value are listed and/or publicly traded or whether a publicly quoted price is available for them (or such other securities or instruments as may be substituted therefor, added thereto or derived therefrom pursuant to the provisions of clause 8) ;

"**Relevant Permitted Sale**" means (i) any sale within sub-clause 10.2(b) or sub-clause 10.2(c), and (ii) if the Seller so determines at the time of granting consent under that clause in relation to the relevant sale, any sale under sub-clause 10.2(a);

"**Relevant Rights Issue**" means any (i) issue of shares of a class or type that are within the then applicable definition of Reference Shares to shareholders as a class by way of rights, or (ii) any issue or grant to shareholders as a class by way of rights, any options, warrants or other rights to subscribe for or purchase any shares of a class or type that are within the then applicable definition of Reference Shares or any securities which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, any shares of a class or type that are within the then applicable definition of Reference Shares (or shall grant any such rights in respect of existing securities so issued), in each case at a price per share which is less than 95 per cent. of the market price per share prior to the announcement of the issue (or, in the case of the Company or any other Dutch-incorporated company, the resolution to issue being publicly announced or the resolution to issue becoming public following filing at the office of the Dutch trade register, whichever is earlier) (being the volume-weighted average trading price per share, as derived from the Applicable Source for the period of the twenty consecutive business days ending on the business day immediately preceding the date on which the issue is publicly announced (or, in the case of the Company or

any other Dutch-incorporated company, the resolution to issue is publicly announced or the resolution to issue becomes public following filing at the office of the Dutch trade register, whichever is earlier));

"Relevant Sufficient Securities" means Sale Shares (or shares, securities or instruments derived therefrom) and any Successor Securities (in respect of which no cash alternative was available on the relevant Takeover);

"Relevant Withholding Gross-up Amount" means any amount payable by the Buyer to the Seller under the final sentence of clause 3.3 by reason of any deductions or withholdings which are required by law to be made at the Adjustment Settlement Date as provided in clause 3.3;

"Return of Value" means any corporate action as a result of which cash or value is returned to holders of any class of Reference Shares (including, without limitation, any purchase, redemption or buy-back of Reference Shares by the Company (or any issuer of Reference Shares), any special or non-ordinary course dividend paid in respect of the Reference Shares, any return of capital or value by the Company (or any issuer of Reference Shares), or any liquidation of the Company (or any issuer of Reference Shares), whether solvent or insolvent) but not including any event specified in sub-clauses 8.1(a) or 8.1(b). For the avoidance of doubt, if a company which has not been in the regular practice of paying ordinary course dividends assumes such practice, the first (and any subsequent) dividend so paid shall be regarded as ordinary course for the purposes of this definition;

"Rights Issue Securities" means (i) the original shares, securities or other instruments resulting from the subscription, take-up or acceptance by the Buyer of its rights under a Relevant Rights Issue, (ii) other securities or instruments as may be substituted therefor, added thereto or derived therefrom pursuant to the provisions of clause 8 (as applied by clause 8.2), and (iii) such Takeover Consideration (applying such definition as if references to "Reference Shares" were references to "Rights Issue Securities") as comprises Successor Securities or any other instrument of value, again as the same may be substituted, supplemented or adjusted pursuant to the provisions of clause 8 (as applied by clause 8.2);

"Sale Consideration" means the maximum consideration (taken prior to the application of any commissions, deductions, withholdings, duties, taxes or set-off) paid or payable by a third party in respect of shares, securities or instruments sold or to be sold pursuant to a Relevant Permitted Sale;

"Sale Date" means the date on which legal title to the relevant shares, securities or instruments sold pursuant to a Relevant Permitted Sale is transferred from the Buyer to a third party or payment of any Sale Consideration is received (whichever is earlier);

"Sale Shares" means 42,715,650 Ordinary Shares as referred to in schedule 1;

"Securities Account" has the meaning given to it in clause 5.8;

"Security Interest" means a mortgage, lien, pledge, charge (fixed or floating), assignment by way of security, hypothecation or other security interest (or an agreement or commitment to create any of them);

"Seller's Actuary" means the Actuary or firm of Actuaries appointed by the Seller for the purposes of this Agreement;

"**Seller's Group**" means the Seller, any subsidiary or affiliate of the Seller, any holding company of the Seller and all other subsidiaries or affiliates of any such holding company from time to time (excluding, for the avoidance of doubt, the Buyer and any affiliate controlled by or any subsidiary of the Buyer);

"**Shareholders' Agreement**" means the shareholders' agreement entered into by the Seller with various parties on 5th August 2010 in relation to the Company;

"**SLP**" has the meaning given to it in sub-clause 10.2(d);

"**Successor Securities**" means such number of shares, convertible or exchangeable bonds, or other securities or instruments (including any loan note) as are issued, granted or transferred (or offered to be issued, granted or transferred) in respect of any relevant shares, securities or instruments as part of a transaction or series of transactions to effect a Takeover;

the "**Sufficient Sell-Down Date**" shall be determined as follows:

(a) in the event that no Relevant Sufficient Securities are held by the Buyer as at the Adjustment Date, the Sufficient Sell-Down Date shall be the Adjustment Date;

(b) in the event that paragraph (a) does not apply and no Relevant Sufficient Securities are held by the Buyer as at the first anniversary of the Adjustment Date (the "**12 Month Date**"), the Sufficient Sell-Down Date shall be the 12 Month Date;

(c) in the event that paragraphs (a) and (b) do not apply, the Sufficient Sell-Down Date shall be the date that is 18 months after the Adjustment Date in the event that, as at the 12 Month Date, X is less than Y, where:

    (i) "X" is the minimum number of Relevant Sufficient Securities the value of which (when taken at their relevant average volume-weighted price over the twenty consecutive business days immediately prior to the 12 Month Date, as derived from the Applicable Source) exceeds the aggregate of A minus B, where:

    "A" is the portion of the Adjustment Amount that, in the calculation of such amount, resulted from the holding of Relevant Sufficient Securities as at the Adjustment Date; and

    "B" is the aggregate proceeds received upon sales of Relevant Sufficient Securities between the Adjustment Date and the 12 Month Date (and, where applicable, converted into pounds sterling at the Exchange Rate applicable on the 12 Month Date); and

    (ii) "Y" is one-third of the number of shares of the same class or type as the relevant Relevant Sufficient Securities as were traded or sold (including, for the avoidance of doubt, by the Buyer in any on- or off-market sale) during the six month period prior to the 12 Month Date; and

(d) if none of paragraphs (a), (b) and (c) apply, and in any other event, the Sufficient Sell-Down Date shall be the second anniversary of the Adjustment Date,

and the Buyer shall provide all such information as the Seller may reasonably request in order to enable the Seller to determine such date, PROVIDED THAT if the Buyer and the Seller cannot agree such date it shall be determined by an Independent Financial Adviser with appointment of the Independent Financial Adviser and determination of the date being governed by the provisions of the final sentences of sub-clause 7.1(a)(ii) applied *mutatis mutandis*;

a **"Takeover"** shall occur if, pursuant to or following an offer, merger or other transaction structure having become effective or been declared unconditional, either:

(a) any person, taken together with persons acting in concert (as such term is defined in the UK City Code on Takeovers and Mergers) with him, acquires or has the right to cast more than 50 per cent of the votes which may ordinarily be cast at a general meeting (or at a meeting of the relevant class or type of share, security or instrument) of the Company (or any issuer of Reference Shares); or

(b) the Company (or any issuer of Reference Shares) is subsumed or merged into another entity or is otherwise dissolved or ceases to exist as a distinct legal entity,

PROVIDED THAT, for the avoidance of doubt, any offer, merger or other transaction structure need not extend to all classes of Reference Shares in order to be a "Takeover" for the purposes of this Agreement;

"Takeover Consideration" means the maximum consideration (taken prior to the application of any commissions, deductions, withholdings, duties, taxes or set-off) paid, payable, received or receivable, offered or made available by an offeror (whether in the form of Cash and/or Successor Securities or any other form) in respect of the relevant Reference Shares as part of a transaction or series of transactions to effect a Takeover;

"Tax Authority" means any taxing or other authority competent to impose any liability to tax;

"Transfer Deed" has the meaning given to it in schedule 4;

"Unlisted Reference Shares" has the meaning given to it in sub-clause 7.1(a)(ii);

"Valuation Completion Date" has the meaning given to it in clause 6.5;

"Warranties" means the warranties contained in schedule 3 and clause 12; and

"Working Hours" means 8.30 a.m. to 6.30 p.m. on a business day.

1.2 In this Agreement, unless the context otherwise requires:

(a) references to a clause, sub-clause or schedule are to a clause or sub-clause of, or a schedule to, this Agreement, references to this Agreement include its schedules and references in a schedule or part of a schedule to a paragraph are to a paragraph of that schedule or that part of that schedule;

(b) references to this Agreement or any other document or to any specified provision in any of them are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in

accordance with their terms or, as the case may be, with the agreement of the relevant parties;

(c) words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

(d) a reference to any enactment shall include:

(i) any provision which it has re-enacted (with or without modification), modified or re-written; and

(ii) that enactment as re-enacted, replaced, modified or re-written from time to time, whether before, on or after the date of this Agreement,

but any such changes taking effect after the date of this Agreement shall not impose any additional liability or obligation on either of the parties or deprive either of them of any right, in each case under this Agreement;

(e) references to times are to London time; and

(f) references to shares, securities or instruments deriving from the Sale Shares shall include, without limitation, shares, securities or instruments arising on a consolidation thereof, sub-division thereof, and shares, securities or instruments issued in respect of the Sale Shares in the circumstances described in clause 8.1(b), but shall not include any Takeover Consideration.

1.3 The contents table and the descriptive headings to clauses, schedules and paragraphs in this Agreement are inserted for convenience only, have no legal effect and shall be ignored in interpreting this Agreement.

2 Sale of the Sale Shares

2.1 The Seller shall sell to the Buyer and the Buyer (relying, as the Seller acknowledges, on the Warranties) shall purchase from the Seller the Sale Shares, in each case at the Completion Date. The Seller covenants with the Buyer that the Sale Shares shall be sold and transferred free from Encumbrances (save from such Encumbrances comprised in the Shareholders' Agreement).

2.2 Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion to the Buyer and the Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Completion (including the right to receive any dividends, distributions or returns of capital declared, paid or made by the Company on or after Completion).

2.3 The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously. The Seller shall not be obliged to complete the sale of any of the Sale Shares unless the sale of all the Sale Shares (including payment of the Initial Purchase Price in respect thereof) is completed simultaneously.

3 Consideration

3.1 The consideration for the Sale Shares shall be the payment on Completion by the

Buyer to the Seller of the Initial Purchase Price in cash, provided that such Initial Purchase Price shall be subject to adjustment (and further payment may be required by the Buyer) in accordance with the provisions of this Agreement.

3.2 Any payment made by either party under this Agreement shall (so far as possible) be treated as an adjustment to the Initial Purchase Price to the extent of the payment.

3.3 Any sum payable by the Buyer to the Seller under this Agreement (including, for the avoidance of doubt, the Final Adjustment Amount) shall be paid by the Buyer to the Seller free and clear of all deductions or withholdings whatsoever, save only as may be required by law. If any deductions or withholdings are required by law to be made from such amount, then, except in relation to deductions or withholdings which are required by law to be made from the payment of the Initial Purchase Price at Completion pursuant to paragraph 2.1 of Schedule 4 (but not, for the avoidance of doubt, any adjustments thereto), the Buyer shall be obliged to pay to the Seller such sum as will, after the deduction or withholding has been made, leave the Seller with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, PROVIDED THAT:

(a) the Buyer shall have no obligation to make payment of the Relevant Withholding Gross-up Amount where sub-clauses 7.6(b) or 7.6(c) apply; and

(b) where:

(i) sub-clause 7.6(a) applies and the amount of the Relevant Withholding Gross-up Amount is greater than the excess of the Surplus over the Adjustment Amount, the obligation of the Buyer to pay the Relevant Withholding Gross-up Amount shall be limited to the amount of the excess of the Surplus over the Adjustment Amount; and

(ii) for the avoidance of doubt, where sub-clause 7.6(a) applies and the amount of the Relevant Withholding Gross-up Amount is less than or equal to the excess of the Surplus over the Adjustment Amount, the Relevant Withholding Gross-up Amount shall be payable in full.

4 <u>Completion</u>

4.1 Completion shall take place at such place or places in the Netherlands as the parties may agree on the Completion Date when all (but not part only unless the parties shall so agree) of the business set out in schedule 4 shall be transacted and the parties agree to effect the matters contained in schedule 4.

5 <u>Post-Completion Matters and Further Assurances</u>

5.1 Subject to the Seller having received the Initial Purchase Price from the Buyer in accordance with the provisions of clause 4 and schedule 4, the Seller shall, as soon as reasonably practicable following Completion (and in any event within 5 business days of the Completion Date), procure service of the Transfer Deed on the Company.

5.2 Subject to the Seller's having received the Initial Purchase Price from the Buyer in accordance with the provisions of clause 4 and schedule 4, the Seller declares that for so long as it remains the registered holder of any of the Sale Shares after

Completion it shall:

(a) hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them on trust for the Buyer and any successors in title to the Buyer;

(b) subject to applicable law and regulation and to the requirements of this Agreement and the Shareholders' Agreement, deal with and dispose of the Sale Shares and all such dividends, distributions and rights as are described in clause 5.2(a) as the Buyer may direct; and

(c) subject to applicable law and regulation and to the requirements of this Agreement and the Shareholders' Agreement, exercise voting rights attributable to the Sale Shares in accordance with the wishes of the Buyer, PROVIDED THAT:

(i) the Buyer shall first have instructed the Seller (by notice given in accordance with the provisions of clause 15 and with sufficient notice such that the Seller may act accordingly) as to how it wishes the Seller to exercise the voting rights attributable to the Sale Shares; and

(ii) nothing in this sub-clause 5.2(c) shall oblige the Seller, under any circumstances, to exercise any voting rights attributable to the Sale Shares or to undertake any action or do anything where to do so could, if the Seller so determines (in its absolute and unfettered discretion), materially prejudice the interests of the Seller's Group (including as to reputation).

For the avoidance of doubt, except in the circumstances envisaged in this sub-clause 5.2(c), the Seller shall be under no obligation to exercise voting rights attributable to the Sale Shares in accordance with the wishes of the Buyer.

5.3 Subject to the Seller having received the Initial Purchase Price from the Buyer in accordance with clause 4 and schedule 4, the Seller appoints the Buyer as its lawful attorney for the purpose of signing any written resolution (or receiving notices of and attending and voting at all meetings) of the members of the Company from Completion to the day on which the Buyer or its nominee is entered in the register of members of the Company as the holder of the Sale Shares. The Buyer agrees to comply with the provisions of the Shareholders' Agreement in connection with its actions as attorney.

5.4 Each party shall execute or, so far as it is reasonably able, procure that any relevant third party shall execute all such documents and/or do or, so far as each is reasonably able, procure the doing of such acts and things as the other party shall after Completion require in order to give effect to this Agreement and any documents entered into under it and to give to the other party the full benefit of all the provisions of this Agreement.

5.5 The parties acknowledge that the Seller shall owe no duty to the Buyer and shall have absolute discretion as to the waiver, exercise or non-exercise of its director appointment right under the Shareholders' Agreement. In particular, any person nominated and/or appointed by the Seller as a director of the Company shall have

the right to resign his or her office at any time.

5.6 The Buyer shall keep indemnified the Seller on an after-tax basis against any loss, cost (including any cost of enforcement), liability (including any tax liability), claim or damage (including any loss of profit or indirect or consequential loss or any loss of goodwill or possible business, whether actual or prospective) which the Seller incurs or suffers as a result of acting pursuant to the provisions of clause 5.3.

5.7 The Buyer and Seller each agree:

(a) to provide each other with all reasonable co-operation (including provision of information) in connection with any filings by either Buyer or Seller or any joint filings under the United States Securities Exchange Act of 1934 relating to holdings in securities of the Company; and

(b) to the extent that both the Buyer and Seller are at any time each subject to the volume limitations imposed by Rule 144 under the United States Securities Act of 1933 with respect to sales of Ordinary Shares (or any shares, securities or instruments derived therefrom), to co-ordinate any such sales between each other, including by providing reasonable advance notice to the other party of intended sales and, unless otherwise agreed between Buyer and Seller, to allocate permitted sale volumes between the Buyer and Seller pro rata based on the number of Ordinary Shares (or shares, securities or instruments derived therefrom) held by each party.

5.8 Promptly:

(a) following Completion, the Buyer shall deposit the Sale Shares (together with any shares, securities or instruments derived therefrom) in a single purpose securities account with an investment manager or other appropriately authorised provider of investment services in relation to the shares in which no other shares or securities in the Company shall be, at such time, deposited (the **"Securities Account"**);

(b) following any Relevant Permitted Sale or Takeover, the Buyer shall deposit the non-cash Takeover Consideration and the non-cash Sale Consideration received in the Securities Account; and

(c) following any Relevant Rights Issue, the Buyer shall deposit any Rights Issue Securities received by the Buyer in the Securities Account.

Subject to the Buyer's right to effect Disposals under clause 10.2, the Buyer shall, up to and including the Adjustment Date, be required to retain all the Sale Shares (or shares, securities or instruments derived therefrom), all the non-cash Takeover Consideration received (if any), all the non-cash Sale Consideration received (if any) and all the Rights Issue Securities received (or shares, securities or instruments derived therefrom) in the Securities Account and such Sale Shares (or shares, securities or instruments derived therefrom), non-cash Takeover Consideration, non-cash Sale Consideration and Rights Issue Securities (or shares, securities or instruments derived therefrom) must be kept segregated from all other assets and liabilities (in whatever form) of the Buyer so that no calculation envisaged by this Agreement is distorted or difficult to conduct or verify. Upon request by the Seller (by notice given in accordance with the provisions of clause 15), the Buyer shall, as soon as reasonably practicable following receipt of any such request, provide, or procure the provision of, a statement of the balance of

the shares, securities or instruments, non-cash Takeover Consideration and/or non-cash Sale Consideration on the Securities Account as at the date of the Seller's request and any other information the Seller reasonably believes to be relevant to the operation of any of clauses 6, 7, 8, 9 and 10.

6 Calculation of Surplus

6.1 For the purposes of this Agreement, the "**Surplus**" means in relation to the Pension Scheme an amount (to be calculated in respect of the Pension Scheme as at the close of business on the Sufficient Sell-Down Date with reference to the Actuarial Assumptions and to be determined by the Buyer's Actuary and to be agreed by the Seller's Actuary or, in default of agreement, to be determined by an independent Actuary pursuant to clause 6.4) equal to the amount (if any) by which the value of the assets of the Pension Scheme exceeds the value of the benefits, whether immediate, prospective or contingent, payable under the Pension Scheme taking no account of service after the date of the Sufficient Sell-Down Date but making proper allowance (on the basis of the Actuarial Assumptions) for future increases in pay.

6.2 Each party shall procure that all such information as is in its possession, custody or control as the Seller's Actuary or the Buyer's Actuary may reasonably request for the purpose of calculating the Surplus under this clause 6 shall be made available promptly to such Actuary, and warrants to the other party that all such information shall be true, complete and accurate in all material respects as at the date the information is required.

6.3 The Buyer shall instruct the Buyer's Actuary to calculate the amount of the Surplus and to provide details of the calculation to the Seller's Actuary within 14 days of the Sufficient Sell Down Date (using best endeavours to procure that they do so). The Seller shall instruct the Seller's Actuary to, within 14 days from receipt of the calculation, either agree or object to such calculation (and shall use best endeavours to procure that they do so). If there is an objection then the parties shall try to agree the amount of the Surplus and, failing such agreement, either party may refer the matter to an independent Actuary as noted below.

6.4 Any dispute between the Seller's Actuary and the Buyer's Actuary concerning the determination or agreement of any matter to be determined or agreed by them for the purposes of this clause shall, in the absence of agreement between them, be referred to an independent Actuary to be nominated jointly by the Seller and the Buyer or, failing such nomination, to be nominated by the President for the time being of The Institute and Faculty of Actuaries at the instance of the party first applying to him. The Actuary so appointed shall act as an expert and not as an arbitrator and shall use his reasonable endeavours to reach a decision within 14 days of the date the matter is referred to him; his decision shall (in the absence of manifest error) be final and binding and his costs shall be borne between the Seller of the one part and the Buyer of the other part as the Actuary may direct.

6.5 The day on which the amount of any Surplus is agreed between the parties (or their respective Actuaries) pursuant to this clause 6 (or otherwise) or determined by the independent Actuary appointed pursuant to 6.4 shall, for the purposes of this Agreement, be the "**Valuation Completion Date**".

7 Adjustment to Initial Purchase Price

7.1 For the purposes of this clause 7, the "**Aggregate Year 4 Value**" shall comprise the

aggregate of each of the following (to the extent applicable) at the Adjustment Date:

(a) the aggregate market value of the Reference Shares at 00:01 on the Adjustment Date. In calculating the aggregate market value of such Reference Shares for the purposes of this clause 7:

(i) each class or type of Reference Shares as includes shares, securities or instruments which are listed and for which a publicly quoted price is available shall be valued on the basis of (a) the average volume-weighted trading price for such class or type of Reference Share for the 20 business days immediately prior to (but not, for the avoidance of doubt, including) the Adjustment Date as derived from the Applicable Source, multiplied by (b) the number of the relevant type or class of Reference Shares, with (c) the product of such multiplication for each class or type of Reference Share then (where applicable) being converted from the currency in which the relevant class or type of Reference Share is quoted into pounds sterling at the Exchange Rate, and (d) with all such sums then being aggregated;

(ii) each class or type of Reference Shares as comprises shares, securities or instruments which do not fall within sub-clause 7.1(a)(i) (**"Unlisted Reference Shares"**) shall (a) be valued by an Independent Financial Adviser having regard to the class, type and amount of each class or type of Reference Shares, with (b) the aggregate value of each class or type of Unlisted Reference Share then (where applicable) being converted into pounds sterling at the Exchange Rate, and (c) with all such sums then being aggregated (the **"Aggregate Unlisted Reference Share Value"**). The selection of such Independent Financial Adviser shall be agreed jointly by the parties, but, if the parties do not reach agreement as to such selection within 10 days of either party requesting agreement from the other, such selection shall be decided by the President of the Institute of Chartered Accountants in England and Wales (upon reference for determination by either the Buyer or the Seller). The costs of such Independent Financial Adviser shall be paid by the Seller and Buyer equally or as otherwise determined by the Expert. The provisions of clause 7.5 shall apply *mutatis mutandis* to the determination of such value by the Independent Financial Adviser so appointed; and

(b) the aggregate of (i) any Sale Consideration in cash received or receivable by the Buyer on any Relevant Permitted Sale effected between the date hereof and 00:01 on the Adjustment Date, and (ii) (to the extent not included in (i)) any Takeover Consideration comprising Cash received or receivable by the Buyer on any Takeover, in each case taken at its face value and (where applicable) converted into pounds sterling at the Exchange Rate;

(c) the aggregate value of any liquidation proceeds received or receivable by the Buyer in the circumstances set out in clause 9.2, with the value of such proceeds being determined by valuing Cash at its face value (and converted into pounds sterling at the Exchange Rate) and by applying, where relevant, the principles set out in sub-clause 7.1(a) above; and

(d) the aggregate value of:

(i) any proceeds paid or payable to, or received or receivable by, the Buyer prior to the Adjustment Date in respect of the sale or lapse of, or any other action or transaction relating to, its rights under any Relevant Rights Issue, such proceeds being taken (i) in cash at their face value and, where applicable, converted into pounds sterling at the Exchange Rate on the date of such sale, lapse or other action or transaction, and (ii) prior to the application of any fees, commissions, deductions, withholdings, duties, taxes or set-off; and

(ii) in the event that the Buyer subscribes, takes-up or accepts its rights under a Relevant Rights Issue, the excess of A over B where:

"A" is the aggregate of:

(A) the value, as at 00:01 on the Adjustment Date, of such Rights Issue Securities as are still held by the Buyer, applying (where relevant) the principles and mechanics of clause 7.1(a) and (b) *mutatis mutandis*; and

(B) the proceeds of any Relevant Permitted Sale of Rights Issue Securities effected between the date hereof and 00:01 on the Adjustment Date, such proceeds being taken (i) in cash at face value and, where applicable, converted into pounds sterling at the Exchange Rate on the date of sale, and (ii) prior to the application of any fees, commissions, deductions, withholdings, duties, taxes or set-off; and

"B" is the aggregate subscription, take-up or acceptance price paid by the Buyer under such Relevant Rights Issue for the original Rights Issue Securities.

The parties agree that any item valued or counted within one of the categories specified above shall not be double-counted in the calculation of the Aggregate Year 4 Value by also being valued or counted within another category.

7.2 At any time within one year after the Adjustment Date, the Seller may deliver to the Buyer (in accordance with the provisions of clause 15) a notice specifying its calculation of the Aggregate Year 4 Value, accompanied by all relevant documentation supporting the calculation of the Aggregate Year 4 Value (a **"Calculation Notice"**).

7.3 The Buyer may dispute the Aggregate Year 4 Value specified in the Calculation Notice by serving a Dispute Notice on the Seller in accordance with clause 15 within 15 business days of service of the Calculation Notice. The Dispute Notice shall specify (a) the reasons why the Buyer disputes the Aggregate Year 4 Value and (b) the value the Buyer considers to represent the correct Aggregate Year 4 Value, and the Dispute Notice shall be accompanied by all relevant documentation supporting the Buyer's calculation. If no Dispute Notice is served in accordance with this clause 7.3, the Aggregate Year 4 Value specified in the Calculation Notice shall be final.

7.4 If the Buyer serves a Dispute Notice under clause 7.3, then the Seller and the Buyer shall use their best endeavours to agree the Aggregate Year 4 Value in good faith discussions and either:

(a) if the Seller and the Buyer reach agreement within 10 business days of the Dispute Notice being served, the Aggregate Year 4 Value shall be amended as necessary to reflect such agreement and, following such agreement, a revised Calculation Notice reflecting such agreement shall be issued by the Seller and the revised Aggregate Year 4 Value stated therein shall then constitute the final Aggregate Year 4 Value for the purposes of clause 7.6; or

(b) if the Seller and the Buyer do not reach agreement as to the value of the Aggregate Year 4 Value in accordance with sub-clause 7.4(a) above, the Seller or the Buyer may refer the dispute to such independent firm of chartered accountants of international repute in London as the President of the Institute of Chartered Accountants in England and Wales may, on the application of either the Seller or the Buyer, nominate (the **"Expert"**).

7.5 In any reference to the Expert in accordance with clause 7.4 above:

(a) the Expert shall act as an expert and not as an arbitrator;

(b) the Expert is to make a decision on the dispute and notify the Seller and the Buyer of its decision as to the value of the Aggregate Year 4 Value within 10 business days of receiving the reference or such longer reasonable period as the Expert may determine;

(c) the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Seller and the Buyer and the Aggregate Year 4 Value shall be amended as necessary to reflect the decision of the Expert and, following such decision, a revised Calculation Notice reflecting such decision shall be issued by the Seller and the revised Aggregate Year 4 Value stated therein shall then constitute the Aggregate Year 4 Value for the purposes of clause 7.6;

(d) the costs of the Expert shall be paid by the Seller and the Buyer equally or as otherwise determined by the Expert; and

(e) each of the Seller and the Buyer shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require.

7.6 If the Aggregate Year 4 Value (as previously agreed by the parties or determined by the Expert pursuant to this clause 7) exceeds the Reference Amount, the Initial Purchase Price shall be adjusted as follows:

(a) if the Adjustment Amount is less than or equal to the amount of any Surplus, the Initial Purchase Price shall be adjusted and increased by an amount equal to the Adjustment Amount (with such increased and adjusted amount being the final purchase price);

(b) if the Adjustment Amount is greater than the amount of any Surplus, the Initial Purchase Price shall be adjusted and increased by an amount equal to the amount of the Surplus (with such increased and adjusted amount being the final purchase price) and the Buyer shall have no obligation in respect of the balance of the Adjustment Amount; or

(c) if there is no Surplus, there shall be no adjustment or increase to the Initial Purchase Price (and the Buyer shall have no obligation in respect of the

Adjustment Amount),

and the Buyer shall be required to pay any amount by which the Initial Purchase Price is adjusted and increased pursuant to either sub-clause 7.6(a) or 7.6(b) above (such amount being the "**Adjustment Payment Amount**") (if any) to the Seller by transferring the same to the Adjustment Payment Account on the terms of this clause 7. For the avoidance of doubt:

(i) the Buyer shall be required to pay the Adjustment Payment Amount in accordance with the provisions of this clause 7 regardless of whether the Buyer has, on, before or after the Sufficient Sell-Down Date, sold, lent, charged or otherwise disposed of any of the Sale Shares (or any shares, securities or instruments derived therefrom) or continues to hold them;

(ii) under no circumstances shall there be any adjustment to the Initial Purchase Price pursuant to this clause 7 in the event that:

(A) the Aggregate Year 4 Value does not exceed the Reference Amount; or

(B) there is no Surplus as at the Sufficient Sell-Down Date; and

(iii) the Initial Purchase Price is not capable of downwards adjustment for any reason, whether related to the Aggregate Year 4 Value, the non-existence of a Surplus or otherwise.

7.7 At any time on or after the later of the Valuation Completion Date and the date on which the Aggregate Year 4 Value is agreed or determined, the Seller may deliver to the Buyer an Adjustment Notice (in accordance with clause 15). Any Adjustment Notice shall specify:

(a) the final Aggregate Year 4 Value;

(b) the Surplus;

(c) the Adjustment Payment Amount;

(d) the Adjustment Payment Account, setting out the name of the bank and branch administering such Adjustment Payment Account and the account number and sort code of such Adjustment Payment Account; and

(e) the Adjustment Settlement Date, which shall be a business day falling not less than 6 nor more than 10 business days after service of the Adjustment Notice (or, in the event of a dispute conducted in accordance with this clause 7, not less than 2 nor more than 10 business days after the date of issue of a revised Adjustment Notice following resolution of such dispute in accordance with this clause 7).

The Adjustment Notice shall be accompanied by all relevant documentation supporting the calculation of the Adjustment Payment Amount.

7.8 The provisions of clauses 7.3, 7.4 and 7.5 shall apply *mutatis mutandis* to the Seller's calculation of the Adjustment Payment Amount, including as if references to:

(a) the period of 15 business days referred to in clause 7.3 shall instead be a

period of 5 business days;

(b) **"Aggregate Year 4 Value"** were to **"Adjustment Payment Amount"**; and

(c) **"Calculation Notice"** were to **"Adjustment Notice"**.

7.9 Subject to clause 7.10 and clause 7.11, the Buyer shall, on the Adjustment Settlement Date, transfer a sum in cash equal to the Adjustment Payment Amount by electronic funds transfer to the Adjustment Payment Account (the **"Final Adjustment Amount"**). Transfer of the Final Adjustment Amount to the Adjustment Payment Account shall, subject only to full performance of any obligations under clauses 7.10 and/or 7.11, discharge the obligations of the Buyer under this clause 7 and clause 3 and the Buyer shall have no obligations as to its distribution to the Seller.

7.10 To the extent that the Aggregate Year 4 Value ascribes a value other than zero to any Unlisted Reference Shares, the Buyer may satisfy the Unlisted Reference Share Percentage of the Adjustment Payment Amount by transferring to the Seller (or otherwise passing the economic benefit of) a Qualifying Portfolio equal in value (such equality being determined by reference to the valuations of the Unlisted Reference Shares underlying the calculation of the Aggregate Year 4 Value) to not less than such percentage of the Adjustment Payment Amount. For these purposes, the **"Unlisted Reference Share Percentage"** equals:

$$\frac{A}{B} \times 100$$

where:

A is the Aggregate Unlisted Reference Share Value; and

B is the Aggregate Year 4 Value.

7.11 In the event that:

(a) the Aggregate Year 4 Value includes (i) pursuant to sub-clause 7.1(b), any amount representing Sale Consideration or Takeover Consideration which, as at the Adjustment Date, is unpaid by reason of being contingent or deferred consideration or (ii) pursuant to sub-clause 7.1(c), any unpaid liquidation proceeds (the aggregate amount of such contingent or deferred consideration and/or liquidation proceeds within such value being the **"Year 4 C/D Amount"**); and

(b) any of the contingent or deferred consideration and/or liquidation proceeds within the Year 4 C/D Amount remains unpaid as at the Adjustment Settlement Date, by reason of remaining contingent or deferred consideration and/or unpaid liquidation proceeds (such remaining amount being the **"Payment Date C/D Amount"**); and

(c) the Permitted C/D Delay Amount (as defined below) is greater than zero,

then the following shall apply:

(i) the Buyer may elect to defer payment of the Permitted C/D Delay Amount until the Permitted C/D Payment Date, where:

(A) the **"Permitted C/D Delay Amount"** is the amount in pounds sterling produced by the following equation:

$$\left(\frac{PDC/DA}{AY4V} X\ FAA\right) \text{ less £50 million}$$

where:

PDC/DA is the Payment Date C/D Amount;

AY4V is the Aggregate Year 4 Value; and

FAA is the Final Adjustment Amount; and

(B) the Permitted C/D Payment Date is the earlier of (a) the first anniversary of the Adjustment Settlement Date; and (b) 15 business days after any date on which all amounts comprised within the Year 4 C/D Amount have been received by or paid to the Buyer; and

(ii) on the Permitted C/D Payment Date, the Buyer shall transfer a sum in cash equal to the Permitted C/D Delay Amount by electronic funds transfer to the Adjustment Payment Account specified in the earlier Adjustment Notice (or such other account as the Seller may specify by subsequent notice in accordance with clause 15), PROVIDED THAT the Buyer's obligation to make such payment shall be reduced to the extent that payment of the Permitted C/D Delay Amount would result in the Pension Scheme being in deficit, with the calculation of the surplus/deficit position being based on the valuation conducted in relation to the Pension Scheme as at the Sufficient Sell-Down Date and agreed or determined pursuant to clause 6, with such valuation being updated solely to reflect (i) payments to the Buyer following the Sufficient Sell-Down Date but before the date that is 14 days prior to the Permitted C/D Payment Date of contingent or deferred consideration or liquidation proceeds within the Year 4 C/D Amount, and (ii) the value of such of the contingent or deferred consideration and/or liquidation proceeds within the Year 4 C/D Amount as remains unpaid contingent or deferred consideration and/or any unpaid liquidation proceeds as at the date that is 14 days prior to the Permitted C/D Payment Date, using the same policies, practices and methodologies as were used for the purposes of the early valuation.

7.12 In the event that there is any dispute between the parties in relation to any act taken by the Buyer under clause 7.10 or clause 7.11, then it shall be referred for determination to an Independent Financial Adviser appointed in accordance with the provisions of sub-clause 7.4(b) applied *mutatis mutandis* and with clause 7.5 applying *mutatis mutandis* to the Expert's determination of the disputed matter.

8 Adjustment to the Reference Amount and the Reference Shares

8.1 Upon the happening of any of the events described below prior to the Adjustment Date, the respective adjustments set out below shall take effect:

(a) If and whenever there shall be a consolidation or sub-division in relation to any Reference Shares, such Reference Shares, following the same taking effect, shall comprise such shares as so consolidated or sub-divided. Such adjustment shall become effective on the date the consolidation or sub-division, as the case may be, takes effect.

(b) If and whenever the Company (or any issuer of Reference Shares) shall issue any shares of a class or type that are within the then applicable definition of Reference Shares credited as fully paid to shareholders by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve), the Reference Shares, following the same taking effect, shall comprise the previous Reference Shares together with the new shares so issued in respect of or in relation to the Reference Shares. Such adjustment shall become effective on the date of issue of such new shares.

(c) In the event that the Company (or any issuer of Reference Shares) shall conduct a Relevant Rights Issue, the parties agree that:

(i) no adjustment shall be made to the number or value of the Reference Shares nor to the Reference Amount, but

(ii) rather, the necessary adjustment to take account of the effect of any such Relevant Rights Issue shall be implemented through the provisions of clause 7.1(d) and the other provisions of this Agreement in respect of Relevant Rights Issues.

(d) If and whenever the Buyer effects any Relevant Permitted Sale, the shares, securities or instruments so sold, shall cease to be Reference Shares. Such adjustment shall take effect on the Sale Date for such Relevant Permitted Sale. For the avoidance of doubt, the consideration for any such Relevant Permitted Sale is capable of being counted as Reference Shares or in the calculation of the Aggregate Year 4 Value under clause 7.1.

(e) If either party determines (in its absolute discretion) that an adjustment should be made to the Reference Amount (and/or, as the case may be, the quantity, class, nature or identity of the Reference Shares or the operation of any provision of this Agreement) as a result of one or more circumstances not referred to above in this clause 8.1 (including, without limitation: (A) a Return of Value where the adjustment should reflect, without limitation, (i) any dilutive effect on the continuing share capital and (ii) the principle that any value received by the Buyer pursuant to a Return of Value should reduce *pro tanto* the Reference Amount; and (B) any reclassification of any share, security or instrument comprised within the Reference Shares or any other process or action resulting in there being Reference Shares of an increased number of classes or types, where any adjustment may be made to provide for more than one Reference Amount each allocable to a different class or type of share, security or instrument and/or more than one pool of Reference Shares and/or any change to the operation of any provision of this Agreement), that party may, acting reasonably, request an Independent Financial Adviser (the selection of such Independent Financial Adviser to be agreed jointly by the parties or, if the parties do not reach agreement as to such selection within 10 days of either party requesting agreement from the other, to be decided by the President of the Institute of Chartered Accountants in England and Wales (upon reference for determination by

either the Buyer or the Seller) and the costs of such Independent Financial Adviser to be paid by the Seller and Buyer equally or as otherwise determined by the Expert) to determine as soon as practicable what adjustment (if any) to the Reference Amount (or, as the case may be, the quantity, class, nature or identity of the Reference Shares or the operation of any provision of this Agreement) is fair and reasonable to take account thereof and the date or dates on which such adjustment (if any) should take effect for the purposes of various provisions of this Agreement and, upon such determination, such adjustment (if any) shall be made and shall take effect in accordance with such determination, provided that an adjustment shall only be made pursuant to this sub-clause 8.1(e) if such Independent Financial Adviser is so requested to make such determination not more than 42 days after the date on which the Seller receives notice pursuant to clause 8.2 below. If either party proposes to request an Independent Financial Adviser to make a determination pursuant to this sub-clause 8.1(e), it shall, as soon as reasonably practicable, inform the other party by notice (in accordance with the provisions of clause 15) so that such Independent Financial Adviser may be selected jointly by the parties pursuant to the provisions of this sub-clause 8.1(e). A written determination of an Independent Financial Adviser pursuant to this sub-clause 8.1(e) shall be conclusive and binding on the parties, save in the case of manifest error.

8.2 The provisions of clause 8.1 shall apply *mutatis mutandis* in respect of Rights Issue Securities.

8.3 Upon or as soon as reasonably practicable following the Buyer becoming aware that any event reasonably capable of falling within clause 8.1 above has occurred, or is reasonably likely to occur, the Buyer shall notify the Seller of the relevant event (in accordance with the provisions of clause 15) and shall provide, or procure the provision of, to the Seller all such information concerning that event as the Seller may reasonably request.

9 Further provisions in relation to Takeovers and liquidations

9.1 If a Takeover occurs prior to the Adjustment Date, the Buyer shall, as soon as reasonably practicable, provide, or procure the provision of, to the Seller (in accordance with the provisions of clause 15):

(a) a statement of the balance of the shares, securities or instruments in the Securities Account at the time immediately preceding, and the time immediately following, such Takeover together with a balance showing the Takeover Consideration in respect of such Takeover; and

(b) all such information concerning the relevant Takeover as the Seller may reasonably request.

9.2 In the event that any issuer of Reference Shares is liquidated on a solvent or insolvent basis prior to the Adjustment Date, the foregoing provisions of this clause 9 shall apply *mutatis mutandis*. In the event that any issuer of Rights Issue Securities is liquidated on a solvent or insolvent basis, any liquidation proceeds received or receivable by the Buyer in respect of Rights Issue Securities shall be included in the calculation of "A" under sub-clause 7.1(d).

10 Sales of Reference Shares by the Buyer

10.1 If, prior to the Adjustment Date, the Buyer shall effect any sale within clause 10.2 then:

(a) where applicable, the number of Reference Shares shall be adjusted in accordance with the provisions of sub-clause 8.1(d); and

(b) the Buyer shall, as soon as reasonably practicable, provide, or procure the provision of, to the Seller (in accordance with the provisions of clause 15):

(i) a statement of the balance of the shares, securities or instruments in the Securities Account at the time immediately preceding, and the time immediately following, such Relevant Permitted Sale together with a balance showing the Sale Consideration in respect of such Relevant Permitted Sale; and

(ii) all such information concerning such Relevant Permitted Sale as the Seller may reasonably request.

10.2 The parties agree that, prior to the Adjustment Date, the Buyer shall not make a Disposal of any share, security or other instrument that (if it continued to be held at the Adjustment Date) would or might fall to be included in the calculation of the Aggregate Year 4 Value other than:

(a) with the consent of the Seller, such consent not to be unreasonably withheld (in which case the Seller shall, if it grants consent, specify (acting reasonably) whether such Disposal shall be a Relevant Permitted Sale for the purposes of this Agreement);

(b) a disposal pursuant to a Takeover;

(c) an outright sale for cash to an unconnected third party on arm's length terms (and with no collateral terms or arrangements which are reasonably capable of affecting the outcome of the calculation of the Adjustment Amount or any element of it):

(i) in a market transaction; or

(ii) in an off-market transaction conducted through an intermediary or as a block trade; and

(d) a transfer of all (and not some only) of the Sale Shares (and any shares, securities or instruments derived therefrom) to a Scottish Limited Partnership (the **"SLP"**) (to be established by, among others, the Buyer) subject to:

(i) such arrangement being compliant with and not infringing the Shareholders' Agreement;

(ii) the Seller being satisfied (acting reasonably) (a) as to the due establishment of the partnership and the good standing of the partner, and (b) that the terms of the partnership do not conflict with the terms of this Agreement and are not reasonably likely to compromise the due performance and/or operation of the obligations and arrangements contained in this Agreement; and

(iii) execution of such documentation by the Seller, the SLP and the Buyer as leaves the Seller in no less advantageous a position as that in which it would been but for the transfer (including, without limitation, the robustness of the Adjustment Amount calculation and payment provisions), and which documentation shall include (without limitation) an obligation on the Buyer to make any payments or discharge any obligations that the SLP might fail to make or discharge.

10.3 Following the Adjustment Date, the Buyer shall use all reasonable endeavours to ensure that it has sold sufficient Relevant Sufficient Securities (or shares, securities or instruments derived therefrom) such that the Sufficient Sell-Down Date shall be the first anniversary of the Adjustment Date. The Buyer shall provide such information as the Seller reasonably requests in relation to action taken by the Buyer to discharge its obligations under this clause 10.3.

11 Default interest

11.1 If any party defaults in the payment when due of any sum payable to any other party under this Agreement (whether determined by agreement or pursuant to an order of the court or otherwise), the liability of that party shall be increased on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at the Agreed Rate. Such interest shall accrue from day to day, shall be compounded annually and shall be payable on demand by the other party.

12 Warranties

12.1 In consideration of the Buyer entering into this Agreement, the Seller warrants to the Buyer in the terms set out in schedule 3.

12.2 Each of the Warranties shall be construed as a separate and independent warranty and, except as expressly provided otherwise in this Agreement, shall not be limited by reference to any other Warranty.

12.3 The Buyer acknowledges that, save for the Warranties, the Seller has not given and the Buyer has not relied on any other warranties of the Seller (whether express or implied) in entering into this Agreement. The Buyer is aware of all the liabilities arising out of or in connection with or as a consequence of the entering into this Agreement.

12.4 The Buyer warrants and undertakes to the Seller that:

(a) it has and will continue to have full power and authority to enter into and perform this Agreement (including, for the avoidance of doubt, power and authority to perform its obligations pursuant to clauses 6, 7, 9 and 10), which constitutes binding obligations on the Buyer in accordance with its terms;

(b) it is not party to and will not enter into any agreement or arrangement of any kind with any person that is inconsistent with any of the provisions of this Agreement (including in particular clauses 7 and 10) or for the purpose, or with the effect, of denying or reducing the rights of the Seller pursuant to this Agreement;

(c) it is acquiring the Sale Shares for investment purposes and not with any view

to a distribution of the Sale Shares (as such term is used in the United States Securities Act of 1933); and

(d) any information provided by the Buyer to the Seller pursuant to this Agreement shall, when provided, be true and accurate in all material respects and (in relation to clause 6, 7, 8, 9 and 10) sufficient for the purposes of all the calculations, valuations and determinations in this Agreement.

13 Announcements and Confidentiality

13.1 Except as expressly required by law or by any legal or regulatory authority or any security exchange (including any filings with any security exchange), all announcements or circulars by, for or on behalf of either party and relating to any matter provided for in any Agreed Document shall be in a form approved in writing by the parties in advance of issue (such approval not to be unreasonably withheld or delayed), PROVIDED THAT the Seller shall have the right to make such announcements and disclosures relating to any matter provided for in any Agreed Document as the Seller may, in its reasonable opinion, consider appropriate, desirable or necessary. In particular and for the avoidance of doubt, the Buyer agrees that, following execution of this Agreement, the Seller may issue the Press Release.

13.2 Each party shall treat as confidential all information obtained as a result of negotiating, entering into or performing this Agreement which relates to the other party or to the Company.

13.3 Each party shall:

(a) not disclose any such confidential information to any person other than any of the directors or employees of itself or its (direct or indirect) affiliates or subsidiaries who needs to know such information in order to discharge his duties; and

(b) procure that any person to whom any such confidential information is disclosed by it complies with the restrictions contained in this clause as if such person were a party to this Agreement.

13.4 Notwithstanding the other provisions of this clause, either party may disclose any such confidential information:

(a) to the extent required by law or regulation or for the purpose of or pursuant to any judicial proceedings or legal order;

(b) to the extent required or requested by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) any Tax Authority, whether or not the requirement for information has the force of law;

(c) to its professional advisers, auditors and bankers provided they have a duty to keep such information confidential;

(d) to the extent the information has come into the public domain through no fault of that party; or

(e) to the extent the other party has given prior written consent to the

disclosure.

13.5 The restrictions contained in this clause shall apply without limit in time.

14 Preservation of Rights

14.1 Either party may, in its discretion, in whole or in part release, compound or compromise, or waive its respective rights or grant time or indulgence in respect of, any liability to it under this Agreement without affecting the liability of or its rights against the other party in respect of the same or any other liability, whether joint and several or otherwise.

14.2 Any release, compounding, compromise or waiver of any right under this Agreement must be in writing to be effective, must specify the right to which it applies and must be signed by an authorised signatory of the Buyer or the Seller (as appropriate depending on which party is granting the relevant waiver) and shall not prevent the Buyer or the Seller (as appropriate) from subsequently relying on the relevant provision in a different connection.

14.3 No failure to exercise or delay by either party in exercising any right or any provision of this Agreement shall operate as a waiver of, or prevent any exercise or enforcement or (as the case may be) further or other exercise or enforcement by that party of, that or any other right or provision.

14.4 The giving by either party of any consent to any act which by the terms of this Agreement requires that consent shall not prejudice the right of that party to withhold or give consent to any similar act.

14.5 All of the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue to be effective notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of either party's rights in relation to this Agreement.

15 Notices

15.1 Any notice required to be served or issued under this Agreement shall be in writing and may be hand delivered or sent by first class post or registered delivery post or may be sent by e-mail to the address and for the attention of the individual set out below:

Party	Address	E-mail address
The Seller	Koninklijke Philips Electronics N.V., Corporate Treasury, Amstelplein 2 HBT 12, 1096 BC Amsterdam, The Netherlands For the attention of: Group Treasurer	peter.warmerdam@philips.com (Group Treasurer)
	Copy to: Koninklijke Philips Electronics N.V., Secretary of the Board of Management, Amstelplein 2 HBT 14, 1096 BC Amsterdam,	eric.coutinho@philips.com (General Secretary)

	The Netherlands For the attention of: General Secretary	
The Buyer	The address first given above	Such address as may be provided from time to time in accordance with this clause 15

Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause 15.

15.2 Any notice referred to in clause 15.1 shall be deemed to have been served:

(a) if hand delivered, at the time of delivery;

(b) if sent by post (whether first class or registered delivery), at 10.00 a.m. on the second business day after the day of posting; or

(c) if sent by e-mail, when sent.

In proving service by hand or by post it shall be sufficient to show that the delivery was made or that the envelope containing the notice was properly addressed, stamped and posted.

15.3 Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

15.4 References to time in this clause 15 are to local time in the place to which the notice is addressed.

16 **Entire Agreement**

16.1 This Agreement constitutes the entire agreement between the parties in relation to the sale and purchase of the Sale Shares and the other matters which are the subject matter of this Agreement and supersede any previous agreement between the parties in relation to those matters, which shall cease to have any further effect. It is agreed that:

(a) no party has entered into this Agreement in reliance on, and each party unconditionally waives any claims in relation to, any statement, representation, warranty or undertaking which is not expressly set out or referred to in this Agreement (a "**Pre-contractual Statement**");

(b) in the absence of fraud, no party shall have any remedy in respect of any Pre-contractual Statement, made to it or its representatives or agents, prior to this Agreement being entered into and on which it or they relied other than representations, warranties or undertakings set out or referred to in it and such party's only remedy in respect of such representations, warranties and undertakings shall be for breach of contract; and

(c) this clause 16 shall not exclude any remedy or liability for fraudulent concealment or fraudulent misrepresentation.

17 Alterations

17.1 No purported alteration of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each party to this Agreement.

18 Counterparts

18.1 This Agreement may be entered into in the form of two or more counterparts each executed by one or more of the parties but, taken together, executed by both of them and, provided that each party duly executes such a counterpart, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

19 Payment of Costs

19.1 Each party shall be responsible for its own legal and other costs incurred in relation to the negotiation, preparation and completion of each of this Agreement and all other documents relating to the subject matter of this Agreement.

20 Successors, Assigns and Third Party Rights

20.1 This Agreement shall be binding on and shall enure for the benefit of the successors in title of each party.

20.2 Neither party shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement without having first obtained the prior written consent of the other party.

20.3 The liabilities of the Seller or the Buyer (as the case may be) under any Agreed Document shall be no greater than they would have been and the rights of the Seller or the Buyer (as the case may be) under any Agreed Document shall be no less than they would have been in either case absent any assignment pursuant to clause 20.2.

20.4 The parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts Act, by any person who is not a party to this Agreement.

21 Applicable Law and Submission to Jurisdiction

21.1 This Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature, including claims in tort, for breach of statute or regulation or otherwise) shall be governed by and construed in accordance with English law.

21.2 All disputes (whether contractual or non-contractual) or claims arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the English Courts.

22 Delivery of Agreement

22.1 The parties do not intend this Agreement to be delivered by, or to become legally binding on, any of them until the date of this Agreement is written at its head, notwithstanding that one or more of them may have executed this Agreement prior to that date being inserted.

IN WITNESS of the above this Agreement has been executed and delivered as a deed on the date written at the head of this Agreement.

Schedule 1
The Sale Shares

(1) Name	(2) Address (Registered office in the case of companies)	(3)(a) Number of Ordinary Shares held
KONINKLIJKE PHILIPS ELECTRONICS N.V.	High Tech Campus 5, 5656 AE Eindhoven, The Netherlands	42,715,650 Ordinary Shares numbered 172,535,851 through 215,251,500 in the Company shareholder register

Schedule 2
The Company

Status:	Limited liability company (*naamloze vennootschap*)
Date of incorporation:	2 August 2006
Place of incorporation:	Amsterdam, The Netherlands
Registered number:	34253298
Registered office (corporate seat):	Eindhoven, The Netherlands

Schedule 3
Warranties

1 **Information**

1.1 The information in schedules 1 and 2 is accurate.

1.2 The Sale Shares are the only Ordinary Shares held by the Seller as at the date hereof.

2 **The Seller**

2.1 The Seller has full power to enter into and perform this Agreement which constitutes binding obligations on the Seller in accordance with its terms. The Seller is not party to any agreement or arrangement of any kind with any person that is inconsistent with any of the provisions of this Agreement.

2.2 All the Sale Shares are fully paid or are properly credited as fully paid and the Seller is the sole legal and beneficial owner of all the Sale Shares free from Encumbrances (save for such Encumbrances comprised in the Shareholders' Agreement).

Schedule 4
Completion Provisions

Part 1 - Completion Obligations

1 **Seller's Obligations**

1.1 On Completion, in accordance with clause 4, the Seller shall deliver to the Buyer a deed of transfer in respect of the Sale Shares, duly executed by the Seller and dated as at the Completion Date (the "**Transfer Deed**").

2 **Buyer's Obligations**

2.1 On Completion:

(a) the Buyer shall execute the Accession Form and Transfer Deed (or an appropriate counterpart or duplicate of it) and deliver copies of the same to:

(i) in the case of the Accession Form, Clifford Chance LLP; and

(ii) in the case of the Transfer Deed, the Company; and

(b) the Buyer shall pay the Initial Purchase Price by electronic funds transfer to the Nominated Account. Payment of the Initial Purchase Price into that account shall discharge the obligations of the Buyer under clause 3 in relation to payment of the Initial Purchase Price and the Buyer shall have no obligation as to its distribution to the Seller.

EXECUTED AND DELIVERED
AS A DEED by
KONINKLIJKE PHILIPS ELECTRONICS N.V.
acting by its duly appointed attorney
ARNO van HEKESEN

) (Signature of attorney)
)
)

Witness signature:

Witness name: CHRISTIAN BONEY

Witness occupation: SOLICITOR

Address: ONE BUNHILL ROW, LONDON EC1Y 8YY

EXECUTED AND DELIVERED
AS A DEED by
PHILIPS PENSION TRUSTEES LIMITED
acting by:

)
)
)
)

....
Director

....
Director/Secretary

CE102440073

EXECUTED AND DELIVERED
AS A DEED by
KONINKLIJKE PHILIPS ELECTRONICS N.V.
acting by its duly appointed attorney
ARNO van HEKESEN

....
(Signature of attorney)

Witness signature: ....

Witness name: ....

Witness occupation: ....

Address: ....

....

EXECUTED AND DELIVERED
AS A DEED by
PHILIPS PENSION TRUSTEES LIMITED
acting by:

....
Director

....
Director/Secretary

CE102440073